Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is made and entered into this 2nd day of October 2020 (the “Effective Date”), by and between Nkarta, Inc., a Delaware corporation (the “Company”), and Matthew Plunkett (“Individual”).

RECITALS

Individual was employed by the Company, and Individual’s employment with the Company ended on October 2, 2020 (the “Separation Date”);

Individual is a party to an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company dated November 27, 2018 (the “Confidentiality Agreement”) and an Indemnification Agreement with the Company (the “Indemnification Agreement”); and

The parties desire to enter into this Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Individual and the Company agree as follows:

1.Termination of Employment.

(a)Individual’s employment with the Company terminated on the Separation Date.  Individual confirms that he irrevocably resigned as an employee, officer, director, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below) effective as of the Separation Date and that he currently has no such position.  The Company accepts such resignations.

(b)Except as provided in the next sentence, Individual agrees that he has been paid all compensation and benefits due from the Company and each of its Affiliates (including, but not limited to, accrued vacation, salary, bonus, incentive, equity awards, and other wages), and that all payments due to Individual from the Company or any of its Affiliates after the Effective Date shall be determined under this Agreement.  The Company has or will promptly pay Individual (i) his accrued and unpaid base salary for the payroll period in which the Separation Date occurs, through the Separation Date, and (ii) payment for approximately 141.52 hours of accrued and unused paid time off.  Individual agrees that he has submitted and been reimbursed for all reimbursable business expenses (except for expenses of $60.22 that Individual has submitted and which have not yet been, but will promptly be, reimbursed by the Company).  Except as provided in Section 2(b) below, Individual agrees that he holds no equity or derivative equity interest in, has no right with respect to any such interest in, has no right to any other incentive in or with respect to, and otherwise has no investment or right to make any investment in or with respect to the Company or any of its Affiliates.  Individual’s accrued and vested benefit under the Company’s 401(k) plan will be paid in accordance with the terms of that plan.

(c)Beginning with coverage for November 2020, Individual shall have the option to convert and continue coverage for Individual and Individual’s eligible dependents under the Company’s group health and dental insurance plans, as may be required by law under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or Cal-COBRA, as applicable.  Individual further acknowledges that Individual must make a timely election to continue such coverage for COBRA benefits and Individual shall, except as provided in Section 2(b) below, be exclusively responsible to pay the full costs of the premiums and administrative charges required by COBRA or Cal-COBRA, as applicable.

(d)As used in this Agreement: (i) the term “Affiliate” means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term “person” shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(e)The Company agrees that it will reasonably cooperate with Individual in connection with (i)  processing any changes Individual may elect to his existing 10b5-1 trading plan, and (ii) once the restrictive legends are no longer applicable to such shares, promptly removing any restrictive legends on shares of Company common stock issued or to be issued to Individual.

2.Severance and Treatment of Equity Awards.

(a)Provided that Individual signs this Agreement and does not revoke it, the Company shall pay Individual cash severance payments, in the aggregate, equal to $180,250 (subject to applicable withholdings and deductions), with such total amount to be paid in a series of regular installment payments (each reflecting the applicable portion of the total amount, less applicable withholdings and deductions) in accordance with the Company’s standard payroll practices over the period of six (6) months following the Separation Date.

(b)Provided that Individual signs this Agreement and does not revoke it, the Company shall pay or reimburse Individual for the cost of continuation of health coverage for Individual and Individual’s eligible dependents pursuant to COBRA until the earlier of (i) six (6) months following the Separation Date or (y) the date Individual and Individual’s eligible dependents are no longer eligible for COBRA.  To the extent such payments or reimbursements are subject to applicable withholdings and deductions, the Company will satisfy such withholdings and deductions by reducing any amount otherwise payable pursuant to Section 2(a).

(c)The Company granted Individual the following stock options: (i) stock options to acquire a total of 115,945 shares of Company common stock on September 5, 2019 with a per share exercise price of $3.89 (with no performance-based vesting condition) (the “September 2019 Time-Vesting Options”); (ii) stock options to acquire a total of 102,432 shares of Company common stock on September 5, 2019 with a per share exercise price of $3.89 (with time/service- and performance-based vesting condition) (the “September 2019 Performance-Vesting Options”); (iii) stock options to acquire a total of 50,000 shares of Company common stock on December 6, 2018 with a per share exercise price of $0.41 (the “2018 Options”); and (iv) stock options to acquire a total of 77,800 shares of Company common stock on July 9, 2020 with a per share exercise price of $18.00 (the “2020 Options”).  Prior to the Separation Date, and in accordance with the applicable written stock option agreements from the Company setting forth the terms and conditions of such options (the “Stock Option Agreements”): (i) the September 2019 Time-Vesting Options had vested as to 28,986 shares of Company common stock and no portion of such options had been exercised; (ii) the September 2019 Performance-Vesting Options had vested as to 6,402 shares of Company common stock and no portion of such options had been exercised; (iii) the 2018 Options had vested as to 22,916 shares of Company common stock and had been exercised as to 37,499 shares of Company common stock (of which 22,916 shares of Company common stock were vested as of the Separation Date and 14,583 shares of Company common stock were not vested as of the Separation Date (the “2018 Unvested Shares”)); and (iv) the 2020 Options had vested as to 3,241 shares of Company common stock and no portion of such options had been exercised.  Provided that Individual signs this Agreement and does not revoke it, the September 2019 Time-Vesting Options shall be vested and exercisable as of the Separation Date as to an additional 33,852 shares of Company common stock subject to such options, the September 2019 Performance-Vesting Options shall be vested and exercisable as of the Separation Date as to an additional 25,608 shares of Company common stock subject to such options, the 2018 Options shall be vested and exercisable as of the Separation Date as to an additional 12,500 shares of Company common stock subject to such options (such that the portion of the 2018 Options that is outstanding and unexercised as of the Separation Date shall be fully vested and exercisable), no additional portion of the 2020 Options shall be vested and exercisable as of the Separation Date, and all of the 2018 Unvested Shares shall be fully vested as of the Separation Date.  As to each of the September 2019 Time-Vesting Options, the September 2019 Performance-Vesting Options, the 2019 Options, and the 2020 Options: (i) any portion of such options that did not vest prior to the Separation Date, and does not vest as of the Separation Date pursuant to the preceding sentence, terminated on the Separation Date without having been exercised and Individual has no further right with respect thereto or in respect thereof; and (ii) other than as to the 2018 Options, any portion of such options that is outstanding and vested on the Separation Date (after giving effect to the preceding sentence) shall be exercisable for one year after the Separation Date and, to the extent not exercised prior to the first anniversary of the Separation Date, will terminate on the first anniversary of the Separation Date and Individual shall have no further right with respect thereto or in respect thereof (in each case, subject to earlier termination in connection with a change in control or similar event involving the Company pursuant to the applicable stock option agreement and equity compensation plan under which the award was granted; for clarity, the exercise period of the 2018 Options is not being extended and shall continue to be governed by the applicable stock option agreement and equity compensation plan under which the award was granted).  The share numbers and per share exercise prices referenced in this Section 2(c) are presented after giving effect to all applicable stock splits, reverse stock splits, and stock dividends through the Separation Date.

(d)Provided that Individual signs this Agreement and does not revoke it, the Company shall pay Individual a 2020 cash bonus of $126,175 (subject to applicable withholdings and deductions), with such amount to be paid in October 2020.

(e)Provided that Individual signs this Agreement and does not revoke it, Individual may purchase the laptop computer he was provided by the Company (the “Laptop”) for $1,000 (which payment, if Individual elects to purchase the Laptop, shall be promptly made by  Individual to the Company by personal check).

3.Release of Claims.  Individual, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Individual may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Individual signs the Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Individual’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state, municipal, or other applicable jurisdiction (whether in or outside of the United States) law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the California Business and Professions Code; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of Individual’s offer letter from the Company); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Individual pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Individual may have pursuant to the Company’s bylaws, its corporate charter (or any corresponding provision of any subsidiary or affiliate of the Company), applicable law, or the Indemnification Agreement; (3) with respect to any rights that Individual may have to insurance coverage under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; and (4) any rights to continued medical and dental coverage that Individual may have under COBRA.  In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.

Individual understands that nothing in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  Individual further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  However, by signing this Agreement Individual waives his right to recover individual relief based on any released claims asserted in such a charge or complaint with the exception that this Agreement does not limit Individual’s right to receive an award for information provided to any Government Agencies authorized to provide monetary or other awards to eligible individuals who come forward with information that leads to an agency enforcement action.  Notwithstanding anything to the contrary herein, consistent with the federal Defend Trade Secrets Act of 2016 (“DTSA”), nothing in this Agreement or the Confidentiality Agreement is intended to limit Individual’s right (a) to disclose the Company’s trade secrets in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (b) to disclose the Company’s trade secrets in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Individual does not otherwise disclose such trade secrets, except pursuant to court order.

4.Waiver of Unknown Claims.  This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified.  Accordingly, Individual hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims.  Section 1542 of the California Civil Code provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Individual acknowledges that he may later discover claims, demands, causes of action or facts in addition to or different from those which Individual now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms.  Nevertheless, Individual hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

5.ADEA Waiver.  Individual expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary.  Individual and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Individual signs this Agreement.  Individual further expressly acknowledges and agrees that:

(a)In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before executing this Agreement;

(b)He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c)He was given a copy of this Agreement on the Separation Date, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;

(d)He was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Individual elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Individual exercises this revocation right, neither the Company nor Individual will have any obligation under this Agreement.  Any notice of revocation should be sent by Individual in writing to the Company (attention Chief Executive Officer), 6000 Shoreline Court, Suite 102, South San Francisco, California 94080, so that it is received within the seven-day period following execution of this Agreement by Individual.

(e)Nothing in this Agreement prevents or precludes Individual from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.No Transferred Claims, Pending Claims or Future Lawsuits.  Individual warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.  Individual warrants and represents that he has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the Releasees.  Individual also warrants and represents that he does not presently intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the Releasees.  Individual also promises to opt out of any class or representative action and to take such other steps as Individual has the power to take to disassociate herself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the matters released in this Agreement.

7.Confidentiality Agreement; Cooperation.  Individual represents and warrants that he has complied with, and not breached, the Confidentiality Agreement or any portion or provision thereof.  Individual represents and warrants that he will comply with his continuing obligations under the Confidentiality Agreement.  Without limiting the generality of the foregoing, Individual represents and warrants that he has permanently deleted all Company confidential information from the Laptop.

8.Return of Property.  Individual represents and warrants that he has not, and that he will not, commit any act or omission that harms, impairs or in any way damages the Company’s (or any of its Affiliate’s) computer systems and resources, including but not limited to, data, servers, storage, personal computers, mobile devices, security systems, network systems, and Company software.  Individual represents and warrants that he has returned to the to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Individual’s possession, subject to Individual’s control or held by Individual for others; and (b) all property or equipment that Individual has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Individual otherwise possessed, including any keys, credit cards, office or telephone equipment, computers, tablets, cell phones/smartphones, other devices, and automobile.  Individual acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company or any of its Affiliates.  Individual further agrees that Individual will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Individual following the date of the termination of Individual’s employment.

9.Miscellaneous.

13.1Governing Law.  This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

13.2Amendments.  This Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement, which agreement is signed by an authorized officer of the Company and by Individual.

13.3No Waiver.  Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.  No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

13.4Severability.  It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.5.Assignment and Successors.

(a)This Agreement is personal to Individual and shall not be assignable by Individual.  This Agreement shall be binding upon Individual’s heirs, executors, administrators and other legal representatives.  In the event Individual dies prior to receiving the full amount of the payments due to Individual pursuant to this Agreement, any remaining payments due to Individual shall be paid to Individual’s estate.

(b)The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

13.6.Tax Matters.  The Company and Individual intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt.  The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements, as such withholding is determined by the Company in good faith.  Except for the Company’s withholding right, Individual will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.

13.7.Entire Agreement.  This Agreement, together with the Confidentiality Agreement and the Indemnification Agreement, embodies the entire agreement of the parties hereto respecting the matters within its and their scope and is an integrated agreement.  This Agreement, together with the Confidentiality Agreement and the Indemnification Agreement, supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof or thereof (including, without limitation, the Offer

Letter, as defined below).  Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof, or of the Confidentiality Agreement or the Indemnification Agreement, or of any portion of this Agreement, the Confidentiality Agreement, or the Indemnification Agreement, shall be deemed to have been merged into this Agreement, the Confidentiality Agreement, and the Indemnification Agreement, and to the extent inconsistent with this Agreement, the Confidentiality Agreement, and the Indemnification Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  This Agreement, together with the Confidentiality Agreement and the Indemnification Agreement, is a fully integrated agreement.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, the Confidentiality Agreement, or the Indemnification Agreement, except as expressly set forth in this Agreement, the Confidentiality Agreement, and the Indemnification Agreement.  Without limiting the generality of the foregoing, Individual has no further rights, and the Company and its Affiliates have no further obligation, under or with respect to Individual’s offer letter from the Company date November 28, 2018 (the “Offer Letter”).  The Stock Option Agreements are outside of the scope of the foregoing integration provisions of this Section 13.7 as to the stock options granted by the Company to Individual that remain vested and exercisable following the Separation Date in accordance with Section 2.

13.8.Interpretation.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

13.9.Review of Agreement.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that it or he, as the case may be, has had the opportunity to consult with legal counsel of its or his own choice.  Individual specifically agrees and acknowledges that he has read and understands this Agreement and the releases it contains, is entering into this Agreement freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

13.10.Supplementary Documents.  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

13.11.Headings; Construction.  The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

13.12.Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  Either party may execute this Agreement by signing on the designated signature block below, and by transmitting such signature page via facsimile or e-mail (via PDF format) to the other party.  Any signature made and transmitted by facsimile or e-mail (via PDF format) for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement, and shall be binding upon the party transmitting its or his signature by facsimile or e-mail (via PDF format).

13.13.Arbitration.  The parties acknowledge and agree that any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Individual’s employment or termination of employment with the Company, including, without limiting the generality of the foregoing, any alleged violation of statute, common law or public policy, shall be submitted to and be subject to final and binding arbitration as provided in the Confidentiality Agreement; provided, however, that either the Company or Individual may seek provisional injunctive relief to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm pending the arbitration.  Notwithstanding the foregoing, either party shall be entitled to injunctive or other equitable relief to prevent a breach of the Confidentiality Agreement, or a breach of Section 7 or 8 of this Agreement.  By executing this agreement, the Company and Individual are waiving their respective rights to a jury trial.

13.14.No Wrongdoing.  This Agreement constitutes a compromise and settlement of any and all potential disputed claims.  No action taken by the Company, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Individual or to any third party.

13.15.No Liens.  Individual represents and warrants that (a) Individual has the capacity to act on his own behalf and on behalf of all who might claim through Individual to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.

[The remainder of this page has intentionally been left blank. Signatures on the next page.]

The undersigned have read the foregoing Separation and Release Agreement and each accept and agree to the provisions it contains and hereby execute it, effective as of the Effective Date, voluntarily with full understanding of its consequences.

EXECUTED on the Effective Date first set forth above at San Mateo County, California.

“Individual”

/s/ Matthew Plunkett
Matthew Plunkett

EXECUTED on the Effective Date first set forth above at San Mateo County, California.

“Company”

NKARTA, INC.

/s/ Paul J. Hastings
By: Paul J. Hastings
Its: Chief Executive Officer

OMM_US:79064554.4

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